Exhibit 99.1

Y-mAbs’ DANYELZA® (naxitamab-gqgk) for the Treatment of High-Risk Neuroblastoma approved in Brazil

New York, NY, May 23, 2023 (GLOBE NEWSWIRE) – Y-mAbs Therapeutics, Inc. (the “Company” or “Y-mAbs”) (Nasdaq: YMAB) a commercial-stage biopharmaceutical company focused on the development and commercialization of novel, antibody-based therapeutic products for the treatment of cancer, today announced that the Brazilian Health Regulatory Agency, Agência Nacional de Vigilância Sanitária (“Anvisa”) has granted marketing authorization for DANYELZA (naxitamab-gqgk) 40mg/10mL injection. DANYELZA will be marketed in Brazil by Y-mAbs’ partner Adium Pharma S.A. (“Adium”).

DANYELZA is a recombinant humanized, monoclonal antibody that targets the ganglioside GD2, which is highly expressed in various neuroectoderm-derived tumors and sarcomas. DANYELZA is administered to patients three times in a week and the treatment is repeated every four weeks.

“Today is an important day for children living with refractory/relapsed high-risk neuroblastoma in Brazil. It’s very exciting to see this treatment approved, creating access to DANYELZA in Brazil from the joint efforts by our partner Adium and the development team at Y-mAbs. We continue to focus on expansion of DANYELZA in other jurisdictions, working to provide access to children living with refractory or relapsed neuroblastoma,“ said Thomas Gad, founder, President and Interim CEO.

Researchers at Memorial Sloan Kettering Cancer Center (“MSK”) developed DANYELZA, which is exclusively licensed by MSK to Y-mAbs. MSK has institutional financial interests related to the compound and Y-mAbs.

About DANYELZA® (naxitamab-gqgk)

In the United States, DANYELZA® (naxitamab-gqgk) is indicated, in combination with granulocyte-macrophage colony-stimulating factor (“GM-CSF”), for the treatment of pediatric patients 1 year of age and older and adult patients with relapsed or refractory high-risk neuroblastoma in the bone or bone marrow who have demonstrated a partial response, minor response, or stable disease to prior therapy. This indication was approved by the US Food and Drug Administration (“FDA”) under accelerated approval based on overall response rate and duration of response. Continued approval for this indication may be contingent upon verification and description of clinical benefits in a confirmatory trial. DANYELZA® includes a Boxed Warning for serious infusion-related reactions, such as cardiac arrest and anaphylaxis, and neurotoxicity, such as severe neuropathic pain and transverse myelitis. See full Prescribing Information (https://labeling.ymabs.com/danyelza) for complete Boxed Warning and other important safety information.

About Y-mAbs

Y-mAbs is a commercial-stage biopharmaceutical company focused on the development and commercialization of novel, antibody-based therapeutic cancer products. In addition to conventional antibodies, the Company’s technologies include bispecific antibodies generated using the Y-BiClone platform and the SADA platform. The Company’s broad and advanced product pipeline includes one FDA-approved product, DANYELZA® (naxitamab-gqgk), which targets tumors that express GD2, and one product candidate at the registration-stage, OMBLASTYS® (omburtamab), which targets tumors that express B7-H3.

Forward-Looking Statements

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements with respect to the Company’s product, product candidates and pipeline, including with respect to the commercialization effortts to expand access to DANYELZA; statements with respect to the benefits of DANYELZA; statements wiht respect to expected marketing of DANYELZA in Brazil; and other statements that are not historical facts. Words such as ‘‘anticipate,’’ ‘‘believe,’’ “contemplate,” ‘‘continue,’’ ‘‘could,’’ ‘‘estimate,’’ ‘‘expect,’’ “hope,” ‘‘intend,’’ ‘‘may,’’ ‘‘might,’’ ‘‘plan,’’ ‘‘potential,’’ ‘‘predict,’’ ‘‘project,’’ ‘‘should,’’ ‘‘target,’’ “will”, ‘‘would’’ and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Our product candidates and related technologies are novel approaches to cancer treatment that present significant challenges. Actual results may differ materially from those indicated by such forward-looking statements as a result of various factors, including but not limited to: risks associated with our financial condition and need for additional capital; the risks that actual results of our restructuring plan and revised business plan will not be as expected; risks associated with our development work; cost and success of our product development activities and clinical trials; the risks of delay in the timing of our regulatory submissions or failure to receive approval of our drug candidates; the risks related to commercializing any approved pharmaceutical product including the rate and degree of market acceptance of our product candidates; development of our sales and marketing capabilities and risks associated with failure to obtain sufficient reimbursement for our products; the risks related to our dependence on third parties including for conduct of clinical testing and product manufacture; our inability to enter into partnerships; the risks related to government regulation; risks related to market approval; risks associated with protection of our intellectual property rights; risks related to employee matters and managing growth; risks related to our common stock, risks associated with the COVID-19 pandemic; risks associated with the conflict between Russia and Ukraine and sanctions related thereto; including inflation and uncertain global credit and capital markets; and other risks and uncertainties affecting the Company including those described in the “Risk Factors” section included in our Annual Report on Form 10-K for the year ended December 31, 2022 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 filed with the SEC and in our other SEC filings. Any forward-looking statements contained in this press release speak only as of the date hereof, and the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

DANYELZA®, OMBLASTYS® and Y-mAbs® are registered trademarks of Y-mAbs Therapeutics, Inc.

Contact:

Y-mAbs Therapeutics, Inc.

230 Park Avenue, Suite 3350

New York, NY 10169

USA

+1 646 885 8505

E-mail: info@ymabs.com